SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: January 11, 2006

(Date of earliest event reported)

INTUITIVE SURGICAL, INC.

(exact name of registrant as specified in its charter)

Delaware	000-30713	77-0416458
(State or other jurisdiction
of incorporation or
organization)	Commission File Number	(I.R.S. Employer Identification No.)

950 Kifer Road
Sunnyvale, California 94086
(Address of Principal executive offices, including zip code)

(408) 523-2100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On January 11, 2006, Intuitive Surgical, Inc. announced an addition to its da Vinci® System product line.  The new product is called the da Vinci® S™ .   A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Press Release issued by Intuitive Surgical, Inc., dated January 11, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTUITIVE SURGICAL, INC.

Date: January 11, 2006	By	/s/ LONNIE M. SMITH
Name: Lonnie M. Smith
Title: President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Intuitive Surgical, Inc., dated January 11, 2006

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Exhibit 99.1

INTUITIVE SURGICAL ANNOUNCES ADDITION TO ITS DA VINCI® PRODUCT LINE

SUNNYVALE, CALIF., January 11, 2006 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the global technology leader in robotic-assisted surgery, today announced the introduction of an addition to its da Vinci System product line.

The latest addition, called the da Vinci® S™ Surgical System, features fast setup, rapid instrument exchange, multi-quadrant access and multi-image display capabilities. In addition, the da Vinci S shares the same core technology as the standard da Vinci System, providing surgeons with unparalleled precision, dexterity and control.

Commenting on the announcement, Lonnie Smith, Chairman and CEO, of Intuitive Surgical said, “We are very pleased to add the da Vinci S System to our product line. We believe that the new features of the da Vinci S System will further streamline surgical procedures, improving efficiencies and shortening the learning curve for operating room teams.”

The da Vinci S System will list for $1.53 million, which is approximately $200,000 more than the standard da Vinci System. Intuitive Surgical will showcase the da Vinci S System at the Society of Thoracic Surgeons meeting in Chicago later this month.

Intuitive Surgical will continue to sell, service and support the standard da Vinci System. The Company will also continue to invest in product development in order to expand the utility and longevity of all da Vinci Systems, instruments and accessories.

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About Intuitive Surgical, Inc.

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, California, is the global technology leader in the rapidly emerging field of robotic-assisted, minimally invasive surgery (MIS). Intuitive Surgical develops, manufactures and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. The company’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. More information is available at www.intuitivesurgical.com and www.davinciprostatectomy.com. Intuitive Surgical — Taking surgical precision beyond the limits of the human hand.™

About the da Vinci® Surgical System

The da Vinci Surgical System is a sophisticated robotic platform designed to enable complex surgery using a minimally invasive approach. The da Vinci System consists of an ergonomic surgeon’s console, a patient-side cart with four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic technology, the da Vinci System is designed to scale, filter and seamlessly translate the surgeon's hand movements into more precise movements of the EndoWrist instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately raises the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any forward-looking statement is subject to risks and uncertainties such as those described in Intuitive Surgical’s latest Annual Report. Actual results may differ materially from the anticipated results described. Intuitive Surgical undertakes no obligation to publicly update or revise these forward-looking statements to reflect actual events or circumstances that occur after the date of this press release.

Intuitive®, da Vinci®, da Vinci® S™, InSite® and EndoWrist® are trademarks or registered trademarks of Intuitive Surgical, Inc. www.intuitivesurgical.com www.davinciprostatectomy.com